April 10, 1998


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 1998 Annual Meeting of Stockholders of TRISM, INC., a Delaware corporation (the "Company"), will be held on Tuesday, May 19, 1998 at 10:30 a.m. eastern daylight time at the offices of Proskauer Rose LLP, 26th floor, conference rooms C and D, 1585 Broadway (47th-48th Street), New York, NY 10036-8299 for the following purposes:

1 . To elect seven Directors to serve until the next Annual Meeting of Stockholders or until their successors have been elected and qualified;

2. To ratify the selection of Coopers & Lybrand LLP as independent accountants of the Company for the fiscal year ending December 31, 1998; and

2. To transact such other business as may properly come before the Meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on March 31, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments.

                              By order of the Board of Directors


                              James M. Revie
                              Chairman and Chief Executive Officer
                              4174 Jiles Road
                              Kennesaw, GA  30144

All stockholders are cordially invited to attend the Meeting in person. Whether or not you expect to attend the Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Meeting. A prepaid envelope is enclosed for that purpose. Even if you have voted by proxy, you may still vote in person if you attend the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to attend and vote at the Meeting, you must obtain from such broker, bank or other nominee, a proxy issued in your name.

                            TRISM, INC.
                          4174 JILES ROAD
                        KENNESAW, GA 30144
                          PROXY STATEMENT
           ANNUAL MEETING OF STOCKHOLDERS - MAY 19, 1998

GENERAL INFORMATION

The accompanying proxy is solicited by the Board of Directors of TRISM, INC., a Delaware corporation (the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held at the offices of Proskauer Rose LLP, 26th floor, conference rooms C and D, 1585 Broadway, New York, NY 10036-8299, on May 19, 1998, at 10:30 a.m. eastern daylight time, and at any adjournment thereof (the "Meeting"). The proxy may be revoked at any time before it is voted.
If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the Board of Directors' recommendations.

This proxy statement and accompanying proxy were first sent to stockholders on or about April 10, 1998.

Because the Company respects the rights and privacy of stockholders, we have adopted a policy to ensure that all proxies, ballots and vote tabulations that identify stockholders will be kept confidential. Proxy cards will be delivered in envelopes addressed to an independent tabulator, who will receive, inspect and tabulate the proxies. The identity of the vote of any stockholder will not be disclosed without the consent of the stockholder except for use by the independent tabulator.

The Company will pay the cost of soliciting proxies for the Meeting. Proxies may be solicited by regular employees of the Company in person, or by mail, courier, telephone or facsimile. In addition, the Company has retained Continental Stock Transfer & Trust Co., Inc. to solicit proxies by mail, courier, telephone and facsimile and to request brokerage houses and other nominees to forward soliciting material to beneficial owners. For these services the Company will pay a fee of approximately $2,000 plus expenses. The Company will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy materials to principals and obtaining their proxies.

SHARES AND OUTSTANDING VOTING RIGHTS

Stockholders of record at the close of business on March 31, 1998, are entitled to vote at the Meeting. As of March 31, 1998, the Company had outstanding 5,737,337 shares of Common Stock, par value $.01 per share, which are the only outstanding voting securities of the Company. Each outstanding share of Common Stock is entitled to one vote. The holders of a majority of the votes entitled to be cast whether present in person or by proxy shall constitute a quorum for purposes of the Meeting.

Under the Delaware Business Corporation Law ("DBL"), any corporate action, other than the election of Directors, must be authorized by a majority of the votes cast, except as otherwise required by the DBL or the Company's certificate of incorporation with respect to a specific proposal. For purposes of determining whether a proposal has received a majority of the votes cast, in instances where brokers are prohibited from exercising or chose not to exercise discretionary authority for beneficial owners who have not provided vote instructions, those shares will not be included in the vote totals and therefore will have no effect on the vote.

Pursuant to the NASD Rules of Fair Practice, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if (i) the broker holds the shares as executor, administrator, guardian, trustee, or similar representative or fiduciary capacity with authority to vote, or (ii) the broker is acting pursuant to the rules of any national securities exchange to which the broker is also a member.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The number of Directors to be elected is seven. With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of Directors and will be counted as present for the purposes of the proposal for which the abstention is noted. For the purposes of determining whether a proposal has received a majority of the votes cast, where a stockholder abstains from voting, those shares will be counted as a vote against the proposal. The term of each present Director will expire concurrently with the election of Directors at the Meeting. If any nominee is unable or un-willing to serve, the Company, through the designated proxy holders, reserves discretionary authority to vote for a substitute nominee. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected. The following provides information about each nominee as of March 1, 1998, including data on the business backgrounds, and the names of public companies and other selected entities for which they also serve as Directors. All of the nominees except Mr. McCormick were elected by the stockholders of the Company at the 1997 Annual Meeting of Stockholders.

James M. Revie, age 61, has been the Chairman of the Board of Directors of the Company since May 1993, a Director since August 1992 and Chief Executive Officer of the Company since August 1995. He was a Vice Chairman of Scott-Macon, Ltd., New York, NY, an investment banking firm, from February 1991 until March 31, 1995.

EDWARD L. MCCORMICK, age 62, joined the Company in September 1997 and has been President and Chief Operating Officer since February 1998. For more than five years prior to September 1997 he was President and Chief Executive Officer of Management Action Process, Inc., a management development and business consulting firm.

E. Virgil Conway, age 68, has been a Director of the Company since June 1994. He has been Chairman of the Metropolitan Transportation Authority for New York City, a public transportation agency, since April 1995. He was the Chairman of the Financial Accounting Standards Advisory Council from May
1992 until July 1995. He has been a financial consultant since April 1989. Mr. Conway is a Director of the Union Pacific Corporation, a transportation company; Accuhealth, Inc., Bronx, NY, a home injection firm; and the Centennial Insurance Company, a property and casualty company. He is a member of the Board of Trustees of Consolidated Edison Company of New York, Inc., an electric company; Atlantic Mutual Insurance Company; HRE Properties, Inc., an equity fund; and several mutual funds managed by Phoenix Duff and Phelps.

Julian H. Gingold, age 60, has been a Director of the Company since January 1993. He has been a Senior Vice President of Dean Witter Reynolds, Inc., New York, NY, a stock brokerage firm, for more than the prior five years.

James F. Higgins, age 66, has been a Director of the Company since January 1993. He has been Vice President of Finance and Administration of Hillside Capital Incorporated, a holding company, for more than the prior five years.

William M. Legg, age 53, has been a Director of the Company since June 1994. He has been a Managing Director of BT Alex. Brown, Inc., Baltimore, MD, an investment banking firm, for more than the prior five years. Mr. Legg is a Director of Federal Armored Express, Inc., a transportation company, and a member of the Business Advisory Boards of the Northwestern University Transportation Center and the Massachusetts Institute of Technology Transportation Center.

John L. Ray, age 54, has been a Director of the Company since January 1990. He was the Chairman of the Board of Directors of the Company from January 1990 to May 1993. He has been a consultant to Capital Growth Monitoring, Inc., a financial advisory company, since January 1996. He was a Vice President and Senior Portfolio Manager of the Delaware Management Company Philadelphia, PA, a money management firm, for more than five years prior to January 1996.

BOARD OF DIRECTORS AND COMMITTEES

The standing committees of the Board of Directors are the Audit & Finance Committee, Executive Committee, Nominating Committee, and Compensation Committee.

The Audit and Finance Committee reviews the internal and external audit policies and procedures of the Company. It also reviews the Company's internal controls, oversees the external auditors of the Company (recommending annually the selection of the Company's external auditors), and reviews the Company's litigation, claims and contingencies. Its 1997 members were: James F. Higgins (Chairman), James M. Revie and William M. Legg. The Audit and Finance Committee met four times in 1997.

The Executive Committee represents the Board of Directors between meetings for the purpose of consulting with officers, considering matters of importance and either taking action or making recommendations to the Board of Directors. Its members in 1997 were James M. Revie (Chairman), James F. Higgins and John L. Ray. The Executive Committee met ten times in 1997.

The Nominating Committee is responsible for recommending nominees to the Board of Directors. Its 1997 members were John L. Ray (Chairman), Julian H. Gingold and James M. Revie. The Nominating Committee met once in 1997. The Nominating Committee does not consider nominees recommended by stockholders.

The Compensation Committee oversees organizational, personnel, compensation and benefits policies and practices of the Company. It reviews and recommends to the Board of Directors the compensation of the executive officers. The Compensation Committee administers the Company's Stock Option Plan. Its members in 1997 were E. Virgil Conway (Chairman), Julian H. Gingold and William M. Legg. The Compensation Committee met two times in 1997.

MEETINGS OF DIRECTORS

In calendar year 1997, the Board of Directors held nine meetings. Each of the current Directors of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which the Director served.

COMPENSATION OF DIRECTORS

Each member of the Board of Directors who is not an officer or employee of the Company is paid a retainer in the amount of $18,000 per annum, payable quarterly in arrears. In addition, each member of the Board of Directors who participates in more than six meetings during any twelve month period is paid $1,000 for each additional meeting which the member attends in person or participates in by telephone conference call. Officers of the Company who also serve as Directors do not receive any retainer or additional fees for serving as a Director.

Each member of a Committee of the Board of Directors who is not an officer or employee of the Company receives compensation of $1,000 for each Committee meeting the member attends in person or participates in by telephone conference call. The affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the election of Directors is required to elect a nominee. The Board of Directors recommends a vote IN FAVOR of the nominees for Director listed above. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The firm of Coopers & Lybrand LLP has examined the financial statements of the Company since the fiscal year commencing January 1, 1992, and the Board of Directors wishes to continue the services of this firm for the 1998 fiscal year. A resolution will be presented at the Meeting to ratify the appointment by the Board of Directors of the firm of Coopers & Lybrand LLP as independent accountants to examine the financial statements of the Company for the year ending December 31, 1998, and to perform other appropriate account-ing services. Representatives of the firm will attend the Meeting and will have the opportunity to make a statement if they desire to do so. They will be available to respond to appropriate questions.

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote at the Meeting is required to ratify the appointment of Coopers & Lybrand LLP The Board of Directors recommends a vote IN FAVOR of the ratification of its appointment of Coopers & Lybrand LLP as independent accountants. If not otherwise specified, proxies will be voted IN FAVOR of this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows, as of March 1, 1998, the security ownership of each person who was known by the Company to beneficially own more than five percent of the outstanding shares of the Company's Common Stock.

Name and Address of          Amount and Nature of          Percent
 Beneficial Owner            Beneficial Ownership          of Class

John N. Irwin III                  1,087,572(1)              19.0
  405 Park Avenue
  New York, NY  10022

Hillside Capital Incorporated          1,297(2)              15.0
  405 Park Avenue
  New York, NY  1002286

David Zaidner                        720,574(3)              12.6
  Gartenstrasse 33
  Postfach 6016
  8023 Zurich, Switzerland

Wellington Management Company        567,000(4)               9.9
  75 State Street
  Boston, Massachusetts 02109

John L. Ray                          439,032(5)               7.7
  218 East Beechtree Lane
  Wayne, PA 19087

(1) Includes 169,098 shares of Common Stock held of record, 38,412 shares of Common Stock held in trust for his benefit, and 18,765 shares of Common Stock held in trust for certain members of his family. In addition, John N. Irwin III indirectly owns the majority of the issued and outstanding shares of common stock of Hillside Capital Incorporated and, accordingly, may be deemed the beneficial owner of 861,297 shares owned by or available through the exercise of warrants to Hillside Capital Incorporated. Mr.Irwin disclaims any beneficial ownership in Common Stock beneficially owned by or available through Hillside Capital Incorporated and the shares of Common Stock beneficially owned by members of his immediate family.

(2) Includes 112,998 shares of Common Stock which may be acquired upon the exercise of warrants within 60 days of March 31, 1998.

(3) Includes 571,374 shares of Common Stock held of record by David Zaidner and 109,200 shares of Common Stock held of record by Sleeping Beauty N.V., a trust for the benefit of the children of David Zaidner. Mr. Zaidner disclaims any control of the trust and any beneficial ownership of the shares held by the trust. Also includes 40,000 shares of Common Stock owned by G. Kastl, as nominee for the benefit of Mr. Zaidner.

(4) Based upon information obtained from a Schedule 13G filed with the Securities and Exchange Commission ("SEC") on or about February 26, 1998 by Wellington Management Company.

(5) Includes 421,500 shares of Common Stock held of record and 4,200 shares of Common Stock which may be acquired upon the exercise of warrants and 13,332 shares which may be acquired upon the exercise of options within 60 days of March 31, 1998.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows as of March 1, 1998 the beneficial ownership of Common Stock by each Director, nominee for Director, current executive officer named in the Summary Compensation Table, and Directors and executive officers as a group.

Name and Address of           Amount and Nature of          Percent
Beneficial Owner              Beneficial Ownership          of Class

John L. Ray                       439,032 (1)                  7.7
James M. Revie                    230,416 (2)                  4.0
James F. Higgins                   31,032 (3)                    *
William M. Legg                    25,832 (4)                    *
Julian H. Gingold                  15,832 (5)                    *
E. Virgil Conway                   14,332 (4)                    *
Ralph S. Nelson                     6,388 (6)                    *
James G. Overley                    6,388 (6)                    *
Spencer F. Barber                   5,833 (7)                    *
Mark L. Clutter                     4,166 (8)                    *

All executive officers and        779,251 (9)                 13.6
Directors as a group (10-persons)

*less than (1) percent

(1) Includes 4,200 shares which may be acquired upon the exercise of warrants and 13,332 shares which may be acquired upon the exercise of vested options within 60 days of March 31,1998.

(2) Includes 67,500 shares of Common Stock held by a corporation owned by Mr. Revie and his spouse; 10,000 shares owned by James M. Revie IRA Rollover, Custodian First Union Bank; and 152,916 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1998.

(3) Includes 4,200 shares which may be acquired upon the exercise of warrants and 13,332 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1998.

(4) Includes 13,332 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1998.

(5) Includes 2,500 shares held by Mr. Gingold's spouse and 13,332 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1998.

(6) Includes 6,388 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1998.

(7) Includes 1,833 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1998.

(8) Includes 3,666 shares which may be acquired upon the exercise of vested options within 60 days of March 31, 1998.

(9) Includes 226,531 shares which may be acquired upon the exercise of warrants and vested options within 60 days of March 31, 1998.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation paid or accrued by the Company for services rendered during the years ended December 31, 1997, 1996 and 1995 to the Chief Executive Officer of the Company, the former President and COO of the Company, the former Executive Vice President and Chief Operating Officer of Tri-State Motor Transit Co., a wholly owned subsidiary of the Company, and to each of the four other most highly compensated executive officers of the Company whose total cash compensation for the year ended December 31, 1997 exceeded $100,000 (the "Named Executive Officers").

                    SUMMARY COMPENSATION TABLE

                          Annual Compensation               Long Term
                                                           Compensation
                                                              Awards
                                                Securities         All
 Name and                                       Underlying        Other
Principal Position      Year Salary($)  Bonus($)  Options/SARs Compensation($)
James M. Revie (1)      1997  225,000    ----       ----          2,250(4)
 Chairman and Chief     1996  225,000    ----       ----          1,875
 Executive Officer      1995  168,750    ----    125,000(3)        ---

John J. Kilcullen(1)(2) 1997  104,167    ----       ----        146,875(5)
 President and Chief    1996  250,000    ----       ----          ----
 Operating Officer      1995   87,006    ----       ----          ----

Daryl W. Deel (2)       1997   33,333    ----       ----        166,667 (6)
 Exec Vice President &  1996  200,000    ----       ----          ----
 COO of Tri-State Motor 1995  200,000   20,000      ----          1,438 (4)
 Transit Co.

Spencer F. Barber (1)   1997  150,000    ----       ----          1,250 (4)
Senior Vice President   1996  150,000    ----      2,000 (3)       ----
                        1995   46,635    ----       ----           ----

Ralph S. Nelson (1)     1997  149,015    ----       ----         22,781 (7)
 Senior Vice President, 1996   95,625    ----     10,000 (3)     27,086 (8)
 General Counsel and
 Secretary

James G. Overley (1)    1997  147,500   ----        ----         17,797 (9)
 Senior Vice President, 1996   64,416   ----      10,000 (3)       ----
 Chief Financial Officer
 and Treasurer

Mark L. Clutter        1997   147,245   ----       ----          1,291 (4)
 Executive Vice        1996   114,585   ----       ----          1,291 (4)
 President of          1995    99,829   ----      4,000 (3)        275
 Operations

(1) Messrs. Revie, Kilcullen and Barber began employment with the Company in 1995. Messrs. Nelson, Overley and Prince began employment with the Company in 1996.

(2) Daryl W. Deel left the Company on February 24, 1997. John J. Kilcullen left the Company on May 31, 1997.

(3) Amounts shown represent options granted to purchase shares of the Common Stock of the Company.

(4) Amounts shown represent contributions by the Company to the Trism 401(k) Plan on behalf of such officer.

(5) Amount shown represents payment made pursuant to a severance agreement ($145,833) and the Company's contribution to the Trism 401(k) Plan ($1,042).

(6)  Amount shown represents payments made pursuant to a severance agreement.

(7) Amount shown represents reimbursement for relocation expense in connection with commencing employment with the Company ($22,131) and contribution by the Company to the Trism 401(k) Plan ($650).

(8) Amount shown represents reimbursement for relocation expense in connection with commencing employment with the Company.

(9) Amount shown represents reimbursement for relocation expense in connection with commencing employment with the Company ($17,235) and the Company's contribution to the Trism 401(k) Plan ($562).

 OPTION/SAR EXERCISES AND HOLDINGS

The following table provides information concerning each exercise of stock options during the fiscal year ended December 31, 1997 by each of the Named Executive Officers and the value at December 31, 1997 of unexercised stock options held by each of the Named Executive Officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND F-Y END

                         OPTION/SAR VALUES

                         Number of Securities     Value of Excercised
                         Underlying Unexercised      In-The-Money
                         Option/SARs at F-Y-End   Option/SARs at F-Y-End

                  Shares
                Acquired on    Value   Exerc-   Unexerc-   Exerc-   Unexerc-
Name            Exercise(#)  Realized  isable # isable #   isable#  isable #
James M. Revie       --         --     149,444   5,5665      --      --
John J. Kilcullen    --         --          --       --      --      --
Daryl W. Deel        --         --          --       --      --      --
Spencer Barber       --         --       1,555      445      --      --
Ralph S. Nelson      --         --       5,000    5,000      --      --
James G. Overley     --         --       5,000    5,000      --      --
Mark L. Clutter      --         --       3,111      889      --      --

PERFORMANCE GRAPH

The performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The following performance graph compares the performance of the Company's Common Stock to the Standard & Poor's Trucking Index and the Standard & Poor's 500 Index for the calendar years 1994 through 1997.

INDICES:         Feb-94    Dec-94     Dec-95      Dec-96      Dec-97
  Trism          100.00%    39.13      34.78       22.46       18.84
  S&P Trucking   100.00%    80.24      72.69       53.42       86.33
  S&P 500        100.00%    97.50     130.75      157.25      206.01

                  TRISM, INC. vs. MARKET INDICES
                             1994-1997

EMPLOYMENT AND OTHER ARRANGEMENTS

The Company and John J. Kilcullen entered into a Separation Agreement dated as of May 31, 1997 pursuant to which the Company will make severance payments in the total amount of $250,000 over one year, from June 1, 1997. All vested stock options previously held by Mr. Kilcullen have expired unexercised.

The Company and Daryl W. Deel entered into a Separation Agreement dated as of February 24, 1997 pursuant to which the Company made severance payments in the total amount of $200,000 over one year, from February 24, 1997. All vested stock options previously held by Mr. Deel have expired unexercised.

The Company has entered into severance agreements with Spencer F. Barber, Mark L. Clutter, Edward L. McCormick, Ralph S. Nelson and James G. Overley which provide, in pertinent part, for the continuation of their respective annual base pay for a period of twelve months in the event they are terminated or their respective position is downgraded without cause.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 17, 1997 the Company loaned $70,000 to S.A. Powell Associates, Ltd. and to James M. Revie. Mr. Revie is the Chairman of the Board and Chief Executive Officer of the Company, and S.A. Powell Associates, Ltd. is a corporation owned by Mr. Revie and his wife, Susan Powell. The loan is evidenced by a Promissory Note and is secured by a Pledge Agreement covering 65,000 shares of the Common Stock of the Company. The Promissory Note is payable on demand and bears interest at the rate of eight and one-half percent (8 .5%) per annum. Interest payments are current.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee report below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts. The Compensation Committee of the Board of Directors of the Company (the "Committee") is made up exclusively of non-employee Directors. The Committee administers the executive compensation policies of the Company. All actions of the Committee pertaining to executive compensation are submitted to the Board of Directors for approval.

The Company's executive compensation program is designed to attract, retain, and motivate high caliber executives and to focus the interests of the executives on objectives that enhance stockholder value. These goals are attained by emphasizing "pay for performance" by having a significant portion of the executive's compensation dependent upon business results and by providing equity interests in the Company. The principal elements of the Company's executive compensation program are base salary, incentive compensation, and stock options. In addition, the Company recognizes individual contributions as well as overall business results, using a discretionary bonus program.

BASE SALARY

The salaries of the four highest paid executives and the Chief Executive Officer are listed in the table on page 9 of this Proxy Statement. The Committee periodically reviews the base salary levels of the executive officers. In determining the appropriate salary levels, the Committee considers such factors as job content, responsibility level and how jobs of similar content and responsibility are compensated in the market place.

The Company's objective is to set executives' base salaries, including the salary of the Chief Executive Officer (the "CEO"), near the 50th percentile of a peer group of companies. Mr. Revie's salary has been set by the Board of Directors at the rate of $225,000 per annum. In 1997, the base salaries of Messrs. Nelson, Overley and Prince were set at $150,000 per annum and the base salary of Mr. Clutter was set at $162,500 per annum. Edward L. Mc Cormick began employment with the Company on September 15, 1997 as Executive Vice President - Sales and Markets. He was promoted to President and Chief
 Operating Officer effective February 5, 1998. The base salary of Mr. McCormick has been set at $187,500 per annum.

ANNUAL INCENTIVE BONUS PLAN

The Company is planning to adopt an Executive Compensation Plan for the fiscal year ended December 31, 1998 (the "1998 Plan"). Although the 1998 Plan has not been adopted, the Compensation Committee has determined that
(i) the bonus for any participant would be limited to twice a participant's annual salary, and (ii) the payment of any bonus would be subject to the Company meeting certain operating criteria.

STOCK OPTION PLAN

On August 11, 1995, the Board of Directors adopted the TRISM, Inc. Amended and Restated Stock Option Plan under which an aggregate of 500,000 shares of the Company's Common Stock may be awarded to employees at not less than the prevailing market price on the date of grant. The goals of the Option Plan are to provide management with a more direct stake in the business results of the Company, and to attract and retain qualified employees. The Option Plan was approved by the stockholders of the Company at the 1996 Annual Meeting of stockholders. There were no option grants to employees in 1997.

                              COMPENSATION COMMITTEE
                              E. Virgil Conway, Chairman
                              William M. Legg
                              Julian H. Gingold

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be included in next year's proxy statement must be received by the Corporate Secretary at the principal executive offices of TRISM, INC., 4174 Jiles Road, Kennesaw, GA 30144, no later than the close of business on December 10, 1998.

FURTHER BUSINESS

The Board of Directors is not aware of any matters to come before the 1998
 Annual Meeting other than those set forth in this proxy statement. If any further business is presented at the Meeting, the person named in the proxies will act on behalf of the stockholders they represent according to his best judgment.


                              By order of the Board of Directors




                              James M. Revie
                              Chairman and Chief Executive Officer
                              April 10, 1998